Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, FL 33137

We consent to the incorporation by reference in the Form S-8 of OPKO Health, Inc. of our reports dated January 13, 2015, with respect to the consolidated financial statements and internal controls over financial reporting of Bio-Reference Laboratories, Inc. and its subsidiaries which is incorporated by reference in the Annual Report on Form 10-K of OPKO Health, Inc. and subsidiaries for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016.

/s/ MSPC MSPC Certified Public Accountants and Advisors, A Professional Corporation

Cranford, New Jersey

May 4, 2016